Prospectus Supplement No. 1897                                    File No. 333-38792
------------------------------------                              Rule 424 (b) (3)
To (A) for the Medium Term Notes (no series designated) the       Market Making Transactions
Prospectus dated June 15, 2000, and (B) for the Medium
Term Notes (Series B)  Prospectus and Prospectus Supplement
Dated June 15, 2000, and June 16, 2000, respectively.


                            Merrill Lynch & Co., Inc.
                            Medium Term Notes (no series designated)
                            Medium Term Notes (Series B)


     This Prospectus is used by Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly owned subsidiary of Merrill Lynch & Co., Inc. ("ML&Co."), in connection with offers and sales related to market-making transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of ML & Co., Inc. in which transactions MLPF&S acts as a principal. Such sales will be made at prices related to prevailing market prices at the time of sale.

     As of June 30, 2000, Medium-Term Notes (no series designated) and Medium-Term Notes (Series B) of the Company have been issued and are currently outstanding as follows:

     From 9 Months but less than 12 months                          N/A
     From 12 Months but less than 18 Months                    5.43% to 5.56%
     From 18 Months but less than 2 years                           N/A
     From 2 Years but less than 3 Years                        5.00% to 7.00%
     From 3 Years but less than 4 Years                        5.71% to 6.62%
     From 4 years but less than 5 Years                        5.64% to 6.55%
     From 5 Years but less than 6 Years                        5.50% to 7.25%
     From 6 Years but less than 7 Years                             6.18%
     From 7 Years but less than 10 Years                        .25% to 7.00%
     10 Years or more                                          6.05% to 8.125%

MLPF&S may also act as an agent for its customers in connection with other secondary market transactions in the Medium-Term Notes (no series designated) and Medium-Term Notes (Series B).


     o This reflects actual interest rates for fixed rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B). The Company also has outstanding a variety of floating rate Medium-Term Notes (no series designated) and Medium-Term Notes (Series B), the interest rates of which are reset periodically depending on various indices. In addition, the Company has outstanding Medium-Term Notes (Series B) the return on which is correlated to changes in the market price of various equity securities or the level of various published indices, or baskets thereof, as the case may be.


Dated:  July 5, 2000